                                                                    Exhibit 99.1

DSP TECHNOLOGY ANNOUNCES MERGER AGREEMENT WITH MTS SYSTEMS

Combination Would Boost Firms' Growth Potential and Benefit Design Productivity for Engine and Powertrain Test Manufacturers Worldwide

FREMONT, CALIFORNIA, March 23, 1999 - DSP TECHNOLOGY INC. (NASDAQ: DSPT) today announced it has entered into a definitive merger agreement with MTS Systems Corporation (NASDAQ: MTSC). The combined company, operating as MTS Systems Corporation and headquartered in Eden Prairie, Minn., would have annual revenues of more than $375 million based on revenues for the past 12 months. The combination would boost the firms' growth potential and benefit design productivity for engine and powertrain manufacturers worldwide.

The transaction will be accounted for as a pooling of interests and provides for the tax-free exchange of 2,077,000 shares of MTS common stock for all DSPT outstanding common stock and net share equivalents of outstanding DSPT stock options.

The exchange ratio will be determined at closing by dividing the 2,077,000 MTS common shares by the sum of the total number of DSPT common shares outstanding plus the net share equivalents of outstanding DSPT stock options. DSPT's net share equivalents for stock options will represent the DSPT shares issuable upon exercise of outstanding options less a number of DSPT shares with a value equal to the aggregate exercise price of such options.

By way of illustration, based on an assumed price of $11.00 for MTS common shares at the closing of the merger and assuming all outstanding stock options remain unexercised at the time of closing, each of DSPT's common shares and each of its net share equivalents for outstanding DSPT stock options would receive approximately 0.824 of a share of MTS common stock. The actual exchange ratio will be determined at closing.

"By uniting DSPT's state-of-the-art software, data acquisition and control systems with MTS's world class computer-based mechanical design and system integration skills, the merged company would offer customers integrated solutions for engine and powertrain design processes, as well as for aerospace and advanced research applications" said DSPT President and CEO F. Gil Troutman.

He explained that:

        . DSPT has unique expertise and technologies in the higher-growth software market for test, analysis and validation of engine designs-- a market driven by increasing government regulation to produce more fuel-efficient, environmentally friendly engines

        . Our combined customers, particularly those in vehicle engine, transmission and powertrain component design, will benefit through a broader, more integrated analysis, simulation, and testing process that will lower development costs and move products to market faster.

        . The merged firm would be a stronger force in the global powertrain testing market. The two companies complement each other in technology, customer base and geographic presence.

DSPT's Transportation Group and MTS' Detroit-based Powertrain unit will be combined in DSPT's Ann Arbor, Mich. facility. DSPT's Fremont, California-based Lab Group will continue to supply signal analysis products and advanced data acquisition systems for aerospace and vehicle safety test applications. Both groups will report to F. Gil Troutman, DSPT's current President and CEO.

"DSPT and MTS have complementary talent in the powertrain sector," Troutman said. "The combined business unit will be a strong competitor, with richer expertise, larger critical mass and broader geographic market coverage. I look forward to what we can accomplish together."

The transaction is expected to close in the second calendar quarter of this year, subject to approval of the merger agreement by stockholders of DSPT and customary closing conditions, including regulatory approvals.

DSPT is a world leader in the design and manufacture of high speed, computer automated, measurement and control instrumentation and systems. Additional information on DSPT can be found on the World Wide Web at http;//www.dspt.com.
                                                          -------------------
Additional information on MTS can be found on the World Wide Web at

http://www.mts.com.
------------------

This release contains forward-looking statements based on management's best judgment and current expectations. Actual results could differ based on many factors, including fulfillment of conditions to complete the merger, actual costs incurred to complete the merger, the combined company's competitive performance, changes in market and economic conditions, the mix of products sold, timing of receipt of orders, and successful integration of the businesses. Further information concerning factors which may affect DSPT's performance is provided in its reports filed with the Securities and Exchange Commission.

Contact:

DSP Technology Inc., Fremont
Joe Millares/F. Gil Troutman, 510/657-7555 or
Neil G. Berkman Associates, Los Angeles
310/277-5162